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Item 26 m - VAL - Horizon

1980 CSO Illustration

For the policy illustration showing current charges shown in this SAI, the death benefit shows the beginning of year value and the cash value column shows the end of year value. All values are shown rounded to the nearest dollar, and reflect any policy loans illustrated (none in this case).

The calculation for the death benefit is the greater of the face amount plus the policy value and the minimum death benefit required to qualify as life insurance since the Protection Death benefit option has been chosen. This amount would be reduced by any policy loan balance at that time. For the 5th policy year under the 6 percent gross return assumption, the death benefit shown is $484,950 which is equal to the face amount plus the 4th year policy value of $9,950. The minimum amount of insurance to qualify as life insurance is the end of the 4th year cash value multiplied by the Corridor factor for age 34 under the Guideline Premium test for life insurance. The corridor factor in this case is 2.50. The minimum face amount in order to qualify for life insurance is therefore $9,950 *2.50 = $24,875. So in this case the selected face amount is the death benefit. The calculation would not differ in other years, although the cash value and corridor factors would reflect the values for that particular year.

The calculation for the cash value is the accumulated premiums with the assumed investment return less all charges. The value shown for any particular year depends on all prior years' premiums and charges. For the 5th policy year under the 6 percent gross return assumption, the end of the 4th year cash value, $9,950, is used as the starting point. Additions of premiums less charges against premiums are added at the beginning of each month. In this case premiums are assumed to be paid annually, so in the first month the premium of $4,100 less the Premium Charge of $246 (6 percent of premium) is added in the first month. After the premium less charges is added at the beginning of the month, the cash value grows at the assumed net rate of return to the end of the month. The net annual returns are derived from the hypothetical gross rates of return by deducting the sum of the average investment management fee (0.68 percent), average fund expense (0.13 percent), average 12b-1 distribution fee (0.24 percent), and the Mortality and Expense Charge (0.50 percent). In this case the assumed net rate of return is 4.45 percent which translates into a monthly assumed growth rate of
0.36348 percent = 1.0445 /\ (1/12) - 1. At the end of the month, the Asset Credit is applied, and the Monthly Policy and Cost of Insurance charges are assessed to get the end of month cash value. The Asset Credit is equal to the cash value multiplied by 0.40 percent divided by 12. The Monthly Policy Charge is $8 plus .02 per thousand of face amount. The Cost of Insurance charge is calculated as the COI rate for the illustrated insured multiplied by the net amount at risk of the policy. The net amount at risk is the death benefit less the cash value. This process is rolled forward monthly until the end of the policy year to get the end of year cash value shown. The table below details these calculations for the 5th policy year.

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
                Premium      Investment     Asset      Mthly Pol.      COI         End of Mo.
  Month      Less Charges      Growth       Credit       Charge       Charge       Cash Value
  -----      ------------    ----------     ------     ----------     ------       ----------
    0                                                                               $ 9,950
    1           $3,854          $50           $5          $18          $61          $13,781
    2                0          $50           $5          $18          $61          $13,757
    3                0          $50           $5          $18          $61          $13,734
    4                0          $50           $5          $18          $61          $13,710
    5                0          $50           $5          $18          $61          $13,687
    6                0          $50           $5          $18          $61          $13,663
    7                0          $50           $5          $18          $61          $13,639
    8                0          $50           $5          $18          $61          $13,615
    9                0          $49           $5          $18          $61          $13,591
    10               0          $49           $5          $18          $61          $13,567
    11               0          $49           $5          $18          $61          $13,543
    12               0          $49           $5          $18          $61          $13,518

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2001 CSO Illustration

For the policy illustration showing current charges shown in this SAI, the death benefit shows the beginning of year value and the cash value column shows the end of year value. All values are shown rounded to the nearest dollar, and reflect any policy loans illustrated (none in this case).

The calculation for the death benefit is the greater of the face amount plus the policy value and the minimum death benefit required to qualify as life insurance since the Protection Death benefit option has been chosen. This amount would be reduced by any policy loan balance at that time. For the 5th policy year under the 6 percent gross return assumption, the death benefit shown is $10,642 which is equal to the face amount plus the 4th year policy value of $10,642. The minimum amount of insurance to qualify as life insurance is the end of the 4th year cash value multiplied by the Corridor factor for age 34 under the Guideline Premium test for life insurance. The corridor factor in this case is 2.50. The minimum face amount in order to qualify for life insurance is therefore $10,642 *2.50 = $26,605. So in this case the selected face amount is the death benefit. The calculation would not differ in other years, although the cash value and corridor factors would reflect the values for that particular year.

The calculation for the cash value is the accumulated premiums with the assumed investment return less all charges. The value shown for any particular year depends on all prior years' premiums and charges. For the 5th policy year under the 6 percent gross return assumption, the end of the 4th year cash value, $10,642, is used as the starting point. Additions of premiums less charges against premiums are added at the beginning of each month. In this case premiums are assumed to be paid annually, so in the first month the premium of $4,100 less the Premium Charge of $246 (6 percent of premium) is added in the first month. After the premium less charges is added at the beginning of the month, the cash value grows at the assumed net rate of return to the end of the month. The net annual returns are derived from the hypothetical gross rates of return by deducting the sum of the average investment management fee (0.68 percent), average fund expense (0.13 percent), average 12b-1 distribution fee (0.24 percent), and the Mortality and Expense Charge (0.50 percent). In this case the assumed net rate of return is 4.45 percent which translates into a monthly assumed growth rate of
0.36348 percent = 1.0445 /\ (1/12) - 1. At the end of the month, the Asset Credit is applied, and the Monthly Policy and Cost of Insurance charges are assessed to get the end of month cash value. The Asset Credit is equal to the cash value multiplied by 0.40 percent divided by 12. The Monthly Policy Charge is $8 plus .02 per thousand of face amount. The Cost of Insurance charge is calculated as the COI rate for the illustrated insured multiplied by the net amount at risk of the policy. The net amount at risk is the death benefit less the cash value. This process is rolled forward monthly until the end of the policy year to get the end of year cash value shown. The table below details these calculations for the 5th policy year.

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
                Premium      Investment     Asset       Mthly Pol.     COI        End of Mo.
  Month      Less Charges      Growth       Credit        Charge      Charge      Cash Value
  -----      ------------    ----------     ------      ----------    ------      ----------
    0                                                                              $10,642
    1           $3,854          $53           $5          $18          $40         $14,496
    2                0          $53           $5          $18          $40         $14,496
    3                0          $53           $5          $18          $40         $14,496
    4                0          $53           $5          $18          $40         $14,496
    5                0          $53           $5          $18          $40         $14,496
    6                0          $53           $5          $18          $40         $14,496
    7                0          $53           $5          $18          $40         $14,496
    8                0          $53           $5          $18          $40         $14,496
    9                0          $53           $5          $18          $40         $14,496
    10               0          $53           $5          $18          $40         $14,496
    11               0          $53           $5          $18          $40         $14,496
    12               0          $53           $5          $18          $40         $14,496